AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of July 2, 2018 by and between ANDES 7 Inc. a Delaware Corporation ("ANDES 7"), ANDES 7 Acquisition Corp., a Delaware corporation ("A7 Acquisition Corp") and ABINA CO. Ltd, a company incorporated in the Kingdom of Thailand ("ABINA"). This Agreement contemplates a tax-free merger of A7 Acquisition Corp, with and into ABINA in reorganization pursuant to Section 368 (a)(1)(A) of the Internal Revenue Code, in which the shareholder of ABINA will receive Common Stock in ANDES 7 in exchange shares of ABINA, with the result that ABINA becomes a subsidiary of ANDES 7.

R E C I T A L S

A. ANDES 7 was incorporated in Delaware on July 27, 2015. Its current authorized capital stock consists of: (1) 1,000,000,000 shares of Common Stock, 0.0001 par value ("ANDES 7, Common Stock"), of which 10,100,000 shares are issued and outstanding; and (2) 5,000,000 shares of Preferred Stock, 0.0001 par value ("ANDES 7 Preferred Stock"), 500,000 of which is Series A Preferred and issued and outstanding. The beneficial shares of ANDES 7 held by ABINA are owned by Andrew Khor Poh Kiang and are being cancelled and reissued to it in conjunction with the merger provided for in this Agreement.

B. A7 Acquisition Corp was incorporated in Delaware on February 14, 2018. Its authorized capital stock consists of: (1) 10,000 shares of Common Stock, ("A7 Acquisition Corp Common Stock"), of which 10,000 shares are issued and outstanding; with (2) no shares of Preferred Stock or any other class of stock. All issued and outstanding shares of A7 Acquisition Corp are owned by ANDES 7.

C. ABINA was incorporated in the Kingdom of Thailand on August 3, 2015. Its authorized capital stock consists of: (1) 100,000 shares of Common Stock, par value $2.85 per share ("ABINA Common Stock"), of which 100,000 shares are issued and outstanding; with (2) no shares of Preferred Stock or any other class of stock. The issued and outstanding shares of ABINA are owned by Andrew Khor Poh Kiang (50,000), his wife, Manichan Khor (49,000) and Tantida Sae-tang (1,000).

D. The respective Boards of Directors of ANDES 7, A7 Acquisition Corp, and ABINA have each determined that it is advisable and in the best interests of their respective stockholders that A7 Acquisition Corp merge with and into ABINA upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a merger between A7 Acquisition Corp with and into ABINA so that ABINA becomes a wholly owned subsidiary of ANDES 7.

E. The Board of Directors of each of the Constituent Corporations has approved this Merger Agreement.

F. For United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

G. The Parties desire in this Agreement to make certain representations, warranties, covenants, and agreements in connection with, and establish certain conditions precedent to, the Merger.

NOW, THEREFORE, the parties do hereby agree that A7 Acquisition Corp shall merge with and into ABINA on the following terms, conditions and other provisions:

THE MERGER

1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), A7 Acquisition Corp shall be merged with and into ABINA (the "Merger"), and ABINA shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Delaware (the "Effective Time").

2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of A7 Acquisition Corp shall cease; the corporate identity, existence, powers, rights and immunities of ABINA as the Surviving Corporation shall continue unimpaired by the Merger; and ABINA shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of A7 Acquisition Corp, all without further act or deed. As a result of the merger, ABINA shall become a wholly-owned subsidiary of ANDES 7.

3. GOVERNING DOCUMENTS. At the Effective Time, the Certificate of Incorporation of ABINA in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation, and the Bylaws of ABINA in effect immediately prior to the Effective Time, without amendment thereto, shall become the Bylaws of the Surviving Corporation.

4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of ABINA shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

5. CONVERSION OF SHARES OF A7 Acquisition Corp. Subject to the terms and conditions of this Agreement, at the Effective Time and without any further action on the part of any shareholder of A7 Acquisition Corp, all of the issued and outstanding shares of A7 Acquisition Corp Common Stock outstanding immediately prior thereto shall be automatically changed and converted into fully paid and nonassessable, issued and outstanding shares of ABINA Common Stock so as to give effect to the intent of the parties expressed herein. The consideration for the Merger shall be the issuance to Andrew Khor Poh Kiang, Manichan Khor, and Tantida Sae-tang the Stockholders of ABINA, of shares of ANDES 7 in exchange of all of the issued and outstanding shares of A7 Acquisition Corp resulting in ANDES 7 owning all of the issued and outstanding shares of ABINA. As of the Effective Time, each holder of a certificate or certificates, which immediately prior to the Effective Time represented all of the outstanding shares of the ABINA Common Stock shall cease to have any rights with respect thereto, except the right to receive a certificate or certificates representing the number of whole shares of the ANDES 7 Common Stock into which such shares of ABINA Common Stock have been converted.

6. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date; represented shares of A7 Acquisition Corp Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of ABINA Common Stock into which such shares of A7 Acquisition Corp Common Stock are converted as provided herein. The registered owner on the books and records of A7 Acquisition Corp of any such outstanding stock certificate for A7 Acquisition Corp Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to ABINA or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of ABINA Common Stock evidenced by such outstanding certificate as above provided.

7. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of A7 Acquisition Corp such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of A7 Acquisition Corp, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of A7 Acquisition Corp, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

8. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by ANDES 7, the sole stockholder of A7 Acquisition Corp, Andrew Khor Poh Kiang and Manichan Khor, the principal shareholders of ABINA and by the stockholders of ANDES 7 prior to or at the Effective Time.

9. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of A7 Acquisition Corp, the Board of Directors of ABINA or the Board of Directors of ANDES 7, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of A7 Acquisition Corp, ABINA and ANDES 7.

10. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of A7 Acquisition Corp, ABINA and ANDES 7, provided, however, that any amendment made subsequent to the adoption of this Agreement by the stockholder of A7 Acquisition Corp, Andrew Khor Poh Kiang and Manichan Khor, the principal shareholders of ABINA or the stockholders of ANDES 7 shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of ABINA; (ii) alter or change any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of A7 Acquisition Corp, ABINA or ANDES 7.

11. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

12. DISSENTERS' RIGHTS. Holders of Dissenting Shares who have complied with all the requirements for perfecting the rights of dissenting shareholders as set forth in the Delaware General Corporation Law shall be entitled to their rights under such law.

13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

14. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized, executed as of the date first above written.

ABINA Co. Ltd. a company incorporated in the Kingdom of Thailand	ANDES 7 Inc. a Delaware corporation
By: /s/ Andrew Khor Poh Kiang Andrew Khor Poh Kiang President , CEO & Chief Executive Officer	By: /s/ Andrew Khor Poh Kiang Andrew Khor Poh Kiang President , CEO & Chief Executive Officer

Attested By: /s/ Lee Kok Keing Lee Kok Keing Chief Financial Officer	Attested By: /s/ Lee Kok Keing Lee Kok Keing Chief Financial Officer

ANDES 7 Acquisition Corp

a Delaware corporation

By: /s/ Andrew Khor Poh Kiang

Andrew Khor Poh Kiang

President , CEO & Chief Executive Officer

Attested By:

/s/ Lee Kok Keing

Lee Kok Keing

Chief Financial Officer